EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-23053, 33-38030, 33-65192, 333-38865, 333-66029 and 333-103245) of ABIOMED, Inc. of our report dated May 16, 2003 relating to the financial statements of ABIOMED, Inc, which appears in the ABIOMED, Inc. Form 10-K for the fiscal year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
April 2, 2004